News Release

Contact:

Investor Relations:
Michael Beaulieu
(609) 750-2827
michael.beaulieu@integralife.com

Media:
Laurene Isip
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports Third Quarter 2017 Financial Results
Revenue Increased 11.4% to $279 million; Organic Revenue Increased 1.5%
Reported EPS of $0.04; Adjusted EPS of $0.45

Plainsboro, New Jersey / October 26, 2017 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the third quarter ending September 30, 2017.

Highlights

•
Third quarter revenue increased 11.4% to $278.8 million over the same quarter in the prior year, and organic revenue increased 1.5%. The recent storms had a negative impact of approximately $7 million in the third quarter. Derma Sciences contributed $24.1 million of revenue in the quarter;

•
Third quarter GAAP earnings per share was $0.04, down from prior year quarter largely due to acquisition and integration related expenses. Third quarter adjusted earnings per share was $0.45, compared to $0.46 in the same quarter in the prior year;

•
Third quarter cash flow from operations was $45.2 million, a slight decrease from $46.8 million in the prior year's quarter due to higher cash outlays for acquisition and integration expenses. Trailing twelve-month free cash flow conversion was 70.8%, compared to 75.6% in the prior-year period;

•
The company is revising its full-year 2017 revenue guidance to a new range of $1.165 billion to $1.175 billion, primarily reflecting the addition of the Codman Neurosurgery business acquired from Johnson & Johnson. This results in a full-year 2017 reported revenue growth range of 17.4% to 18.4%;

•
The company is lowering its 2017 full-year organic sales growth to about 4%, from its previous guidance of 6.0% to 7.0%, reflecting the impact from storm-related disruptions and lower base business sales growth; and

•	The company is revising 2017 full-year GAAP earnings per share to a new range of $0.24 to $0.30 and adjusted earnings per share guidance to a new range of $1.83 to $1.87.

Total revenues for the third quarter were $278.8 million, reflecting an increase of $28.5 million, or 11.4%, over the third quarter of 2016. Sales in Orthopedics and Tissue Technologies increased by 25.5%, which includes the acquired revenues from Derma Sciences and strength in our regenerative and orthopedic total ankle and shoulder portfolios. Sales in Specialty Surgical Solutions increased 3.4% compared to the third quarter of 2016. The increase resulted from strength in global tissue ablation sales driven by the recent launch of CUSA® Clarity.
Excluding the revenue contribution from acquisitions and the effect of currency exchange rates and discontinued products, total organic revenues increased 1.5% over the third quarter of 2016. Excluding the impact of the recent storms, organic growth was approximately 4.4%.
"Despite the challenges that we encountered during the third quarter, we were able to mitigate much of the impact on adjusted earnings per share with tighter expense controls, resulting in better than expected cash flows," said Peter Arduini, Integra's president and chief executive officer. "We are pleased to have closed the acquisition of Codman Neurosurgery and look forward to the increased scale and profitability that this strategic deal enables."
The company reported GAAP net income of $3.2 million, or $0.04 per diluted share, for the third quarter of 2017, compared to a GAAP net income of $20.1 million, or $0.25 per diluted share, in third quarter of 2016. The decline primarily reflects expenses associated with the Derma Sciences and Codman Neurosurgery transactions.
The adjusted measures discussed below are computed with the adjustments to GAAP reporting set forth in the attached reconciliation.
Adjusted EBITDA for the third quarter of 2017 was $63.0 million, or 22.6% of revenue, compared to $58.6 million, or 23.4% of revenue, in the third quarter of 2016. The decrease in adjusted EBITDA margin on a year-over-year basis primarily results from dilution from Derma Sciences.
Adjusted net income for the third quarter of 2017 was $36.1 million, unchanged from the prior year quarter. Adjusted earnings per share for the third quarter of 2017 were $0.45, a decrease of 2.2% over the prior year quarter.
2017 Full-Year Outlook
The company is adjusting its full-year 2017 revenue guidance to a new range of $1.165 billion to $1.175 billion, from $1.125 billion to $1.140 billion, primarily reflecting the addition of sales from the Codman acquisition in the fourth quarter. The company is reiterating Codman's fourth quarter revenue contribution of $60 million to $65 million, net of divestitures. The company is revising its full-year GAAP earnings per share guidance to a new range of $0.24 to $0.30 from its previous range of $0.49 to $0.55. Adjusted earnings per share guidance is being revised to a new range of $1.83 to $1.87 from its previous range of $1.88 to $1.94, entirely because of storm related disruptions.
Based on third quarter results and the outlook for the remainder of the year, the company is revising its full-year 2017 organic revenue growth to about 4%, down from its previous range of 6.0% to 7.0%, which reflects storm related disruptions of approximately 1.5% and lower growth in the base business of approximately 1%.
"We expect some storm-related disruptions to continue to impact revenues in the fourth quarter as production at our manufacturing facility and local infrastructure in Puerto Rico gradually return to full operating capacity," said

Glenn Coleman, Integra's chief financial officer. "Full-year 2017 organic revenue growth is now expected to be about 4%, which reflects the impact from the storms and slower run rates in our dural repair and SurgiMend® product lines."

In the future, the company may record, or expects to record, certain additional revenues, gains, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 AM ET today, Thursday, October 26, 2017, to discuss financial results for the third quarter and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (323) 794-2551 and using the passcode 6660907. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available through October 30, 2017, by dialing (719) 457-0820 and using the passcode 6660907. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is dedicated to limiting uncertainty for clinicians, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading plastic and regenerative technologies, in specialty surgical solutions and orthopedics and tissue technologies. For more information, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, and reflect the Company's judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income, GAAP and adjusted (loss)/earnings per diluted share, non-GAAP adjustments such as global enterprise resource planning ("ERP") system implementation charges, acquisition-related charges, goodwill impairment charges, non-cash amortization of imputed interest for convertible debt, intangible asset amortization, and income tax expense (benefit) related to non-GAAP adjustments. In addition, with respect to the Codman Neurosurgery acquisition, forward-looking statements in this document may include without limitation any statements regarding the integration of the Codman Neurosurgery business, and the costs and benefits of the acquisition, including future financial and operating results. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to the following: the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses; the Company's ability to successfully resume and sustain manufacturing operations at full capacity at our Puerto Rico facility and the restoration of infrastructure and other essential services in Puerto Rico; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the

Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our convertible notes and bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2016 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, adjusted diluted weighted average shares outstanding, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, acquired revenues and product discontinuances. Adjusted EBITDA consists of GAAP net income from continuing operations, excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income taxes; and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income from continuing operations, excluding: (i) global enterprise resource planning ("ERP") implementation charges; (ii) structural optimization charges; (iii) certain employee severance charges; (iv) acquisition-related charges; (v) convertible debt non-cash interest; (vi) intangible asset amortization expense; and (vii) discontinued product lines charges; (viii) income tax impact from adjustments; and (ix) hurricane related expenses and other items. The measure of adjusted diluted weighted average shares outstanding is calculated by adding the economic benefit of the convertible note hedge transactions relating to Integra's 2016 convertible notes. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by adjusted diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by continuing operating activities from continuing operations less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.
Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income from continuing operations to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the Three Months Ended September 30, 2017 and 2016, and the free cash flow and free cash flow conversion for the Three Months Ended September 30, 2017 and 2016 and the twelve months ended June 30, 2017 and 2016, appear in the financial tables in this release.
The Company believes that the presentation of organic revenues and the various adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, adjusted diluted weighted average shares outstanding, free cash flow and free cash flow conversion measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2017	2016
Total revenues, net	$278,834	$250,332

Costs and expenses:
Cost of goods sold	101,757	89,329
Research and development	15,034	15,124
Selling, general and administrative	145,945	112,317
Intangible asset amortization	5,456	3,467
Total costs and expenses	268,192	220,237

Operating income	10,642	30,095

Interest income	89	2
Interest expense	(6,761)	(6,295)
Other income (expense), net	(735)	1,192
Income from continuing operations before taxes	3,235	24,994
Income tax expense (benefit)	76	4,850
Net income	$3,159	$20,144

Net income per share:
Diluted net income per share	$0.04	$0.25

Weighted average common shares outstanding for diluted net income per share	79,455	81,032

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions, and discontinued products are as follows:
(In thousands)

	Three Months Ended September 30,
	2017	2016	Change
Specialty Surgical Solutions	164,760	159,409	3.4%
Orthopedics and Tissue Technologies	114,074	$90,923	25.5%
Total revenues	$278,834	$250,332	11.4%

Impact of changes in currency exchange rates(1)	$(1,600)
Less contribution of revenues from acquisitions(2)	(24,296)
Less contribution of revenues from discontinued products(3)	(9,637)	(10,559)
Total organic revenues	$243,300	$239,773	1.5%

(1) Excludes $103,000 of foreign currency associated with discontinued products
(2) Acquisitions include Derma Sciences and TGX Medical
(3) Organic Revenue Growth has been restated for PY 2016 to account for discontinued products which includes divestitures related to the Codman acquisition.

Items included in GAAP net income from continuing operations and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2017

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Global ERP implementation charges	$—	$—	$—	$—	$—	$—
Structural optimization charges	1,944	1,309	635	—	—	—
Acquisition-related charges*	24,904	1,572	23,332	—	—	—
Hurricane related expenses	1,261	1,261	—	—	—	—
Intangible asset amortization expense	15,789	10,333	—	5,456	—	—
Estimated income tax impact from above adjustments and other items	(10,991)	—	—	—	—	(10,991)
Total adjustments	$32,907	$14,475	$23,967	$5,456	$—	$(10,991)

Depreciation expense	8,470	—	—	—	—	—
Stock-based compensation expense	5,309

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

* Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses

Three Months Ended September 30, 2016
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	Amort. (c)	OI&E (d)	Tax (e)
Global ERP implementation charges	$3,366	$—	$3,366	$—	$—	$—
Structural optimization charges	1,993	1,133	860	—	—	—
Acquisition-related charges	4,935	4,570	165	—	—	—
Certain employee severance charges	153	(41)	194	—	—	—
Intangible asset amortization expense	10,316	6,849	—	3,467	—	—
Convertible debt noncash interest	2,132	—	—	—	2,132	—
Estimated income tax impact from above adjustments and other items	(6,938)	—	—	—	—	(6,938)
Total adjustments	$15,957	$12,511	$4,585	$3,467	$2,132	$(6,938)

Depreciation expense	7,770	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUNG OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2017	2016

GAAP net income from continuing operations	$3,159	$20,144
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	24,259	18,086
Other (income) expense, net	735	(1,192)
Interest expense, net	6,672	6,293
Income tax (benefit)	76	4,850
Global ERP implementation charges	—	3,366
Structural optimization charges	1,944	1,993
Acquisition-related charges	24,904	4,935
Certain employee severance charges	—	153
Hurricane related expenses	1,261	—

Total of non-GAAP adjustments	59,851	38,484
Adjusted EBITDA	$63,010	$58,628

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2017	2016

GAAP net income from continuing operations	3,159	20,144
Non-GAAP adjustments:
Global ERP implementation charges	—	3,366
Structural optimization charges	1,944	1,993
Acquisition-related charges	24,904	4,935
Certain employee severance charges	—	153
Intangible asset amortization expense	15,789	10,316
Convertible debt noncash interest	—	2,132
Hurricane related expenses	1,261	—
Estimated income tax impact from adjustments and other items	(10,991)	(6,938)

Total of non-GAAP adjustments	32,907	15,957
Adjusted net income	$36,066	$36,101

Adjusted diluted net income per share	$0.45	$0.46
Weighted average common shares outstanding for diluted net income per share	79,455	81,032
Weighted average common shares outstanding adjustment for economic benefit of convertible bond hedge transactions	—	(3,176)
Weighted average common shares outstanding for adjusted diluted net income per share	79,455	77,856

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	September 30, 2017	December 31, 2016

Cash and cash equivalents	$481,943	$102,055
Accounts receivable, net	171,126	148,186
Inventories, net	232,340	217,263

Bank line of credit	1,171,383	665,000

Stockholders' equity	$913,116	$839,667

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	September 30, 2017	September 30, 2016

Net cash provided by operating activities	$102,995	$109,876
Net cash used in investing activities	(237,767)	(21,480)
Net cash provided by (used in) financing activities	504,733	(28,879)
Effect of exchange rate changes on cash and cash equivalents	9,927	(51)

Net increase in cash and cash equivalents	$379,888	$59,466

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2017	2016
GAAP net cash provided by continuing operating activities	$45,240	$46,766

Purchases of property and equipment from continuing operations	(7,796)	(6,974)
Free cash flow	37,444	39,792

Adjusted net income *	$36,066	$36,101
Adjusted free cash flow conversion	103.8%	110.2%

	Twelve Months Ended September 30,
	2017	2016
GAAP net cash provided by continuing operating activities**	$109,516	$135,515

Accreted interest payment associated with the 2016 convertible note	42,786
Purchases of property and equipment from continuing operations	(50,998)	(39,235)
Adjusted free cash flow	101,304	96,280

Adjusted net income *	$143,087	$127,362
Adjusted free cash flow conversion	70.8%	75.6%

* Adjusted net income for quarters ended June 30, 2017 and 2016 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations and the Historical Financial Results: Continuing Operations presentation on our website at investor.integralife.com under Events & Presentations.
** Operating cash flow excludes $42.8M of accreted interest payment associated with the 2016 Convertible Notes.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

	Recorded Year to Date	Projected Year Ended
(In thousands, except per share amounts)	September 30, 2017	December 31, 2017
		Low	High
GAAP net income	$20,388	$11,552	$16,052
Non-GAAP adjustments:
Global ERP implementation charges	3,261	3,261	3,261
Structural optimization charges	5,336	8,609	8,609
Acquisition-related charges	68,919	105,696	105,696
Certain employee severance charges	125	125	125
Hurricane related charges	1,261
Discontinued product lines charges	1,025	1,025	1,025
Intangible asset amortization expense	39,253	59,970	59,970
Estimated income tax impact from adjustments and other items	(37,229)	(41,138)	(41,138)

Total of non-GAAP adjustments	81,951	137,548	137,548
Adjusted net income	$102,339	$149,100	$153,600

GAAP diluted net income per share	$0.26	$0.24	$0.30
Non-GAAP adjustments detailed above (per share)	$1.04	$1.59	$1.57
Adjusted diluted net income per share	$1.30	$1.83	$1.87

Weighted average common shares outstanding for diluted net income per share	78,973	79,500	79,000

GUIDANCE - SPECIAL CHARGES

Item	YTD Amount	FY Guidance	COGS	SG&A	R&D	Amort.	Interest (Inc)Exp	Tax
Global ERP implementation charges	$3,261	$3,261	$—	$3,261	$—	$—	$—	$—
Structural optimization charges	5,336	8,609	4,607	4,002	—	—
Acquisition-related charges	68,919	105,696	22,711	82,985		—	—	—
Certain employee severance charges	125	125	—	125	—	—	—	—
Hurricane related expenses	1,261	1,261	—	—	—	—	—
Discontinued product lines charges	1,025	1,025	1,025	—	—	—	—	—
Intangible asset amortization expense	39,253	59,970	39,605	—	—	20,365	—	—
Convertible debt non-cash interest	—	—	—	—	—	—	—	—
Estimated income tax impact from adjustments and other items	(37,229)	(41,138)	—	—	—	—	—	(41,138)
Total	81,951	138,809	67,948	90,373	—	20,365	—	(41,138)
Source: Integra LifeSciences Holdings Corporation